EXHIBIT 99.1

Vitran Reports Improved 2011 First Quarter Results

REMINDER:
Vitran management will conduct a conference call and webcast today, April 26, at
5:00 pm. ET, to discuss the Company's 2011 first quarter results
Conference call dial-in: 888-575-5159 or 416-764-8671 (International)
Live Webcast: www.vitran.com (select "Investor Relations")

TORONTO, April 26, 2011 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced financial results for the first quarter of 2011, the three-month period ended March 31, 2011 (all figures reported in $U.S.).

Vitran reported a 18.0% increase in consolidated revenues to $185.4 million in the first quarter of 2011 compared to $157.1 in the first quarter of 2010. Adjusting for the impact of foreign exchange on Vitran's Canadian operations consolidated revenue increased 16.0% in the comparable first quarters. Vitran recorded a net loss from continuing operations of $0.2 million, or $0.01 per diluted for the quarter ended March 31, 2011 compared to a net loss of $1.3 million, or $0.08 per diluted share 2010 three-month period..

On- a non-GAAP basis, that would include Vitran's normal income tax provision for its U.S. operations, the Company recorded earnings from continuing operations of $0.02 per diluted share in the 2011 first quarter compared to a loss from continuing operations of $0.08 per diluted share in the 2010 first quarter. At the end of the fourth quarter of 2010, in accordance with FASB ASC 740‑10, Vitran temporarily discontinued recording an income tax provision for its U.S. operations.

"We are pleased to have posted an adjusted first quarter profit of 2 cents per diluted share, it was a significant improvement compared to the first quarter of 2010 particularly given the severe winter weather and sharp increase in full costs this quarter," stated Vitran President and Chief Executive Officer Rick Gaetz.

"During the first quarter we accomplished another significant milestone adding five new southern states to our operating footprint through the acquisition of Milan Express Inc's LTL operation on February 19, 2011. This acquisition along with growth in our legacy LTL and Supply Chain operations contributed to the improvement in the first quarter revenue.

"The LTL pricing environment continues to firm and we believe yield will improve in the coming months. Our Supply Chain Operation performed well driven by increased activity levels throughout our North America infrastructure.  We believe our operating discipline will pave the way for continued growth in the year.

"Our consolidated debt, although slightly higher than the 2010 year end figure due to the Milan acquisition, still remains near the 5 year low. The Company maintained its leverage ratio and lowest possible interest rate spreads within its credit agreement. At the end of the quarter, 77.0% of the Company's total debt was incurring interest at a rate of less than 3%.

"Finally we are pleased with our financial results for the first quarter and believe we have an opportunity to improve in the quarters ahead as we more efficiently manage the increased density in our LTL operations and eventually begin to cross sell our customers into our five new states of North Carolina, South Carolina, Georgia, Alabama and Mississippi," concluded Mr. Gaetz

Segmented Results

The LTL (less-than-truckload) segment posted improvements in revenue and results from operations. Revenue improved to $159.0 million for the first quarter of 2011 compared to $137.0 million in the first quarter of 2010. The segment recorded income from operations for the 2011 first quarter of $0.9 million, with an OR (operating ratio) of 99.4% compared to a loss from operations of $0.6 million and an OR of 100.5% in the comparable period a year ago.

The Supply Chain Operation segment recorded an increase in revenue of 31.2% to $26.4 million, a 53.3% improvement in income from operations to $2.1 million and a 92.1% OR in the first quarter of 2011.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

 (tables follow)

Vitran Corporation Inc.
Consolidated Balance Sheets
(in thousands of United States dollars, US GAAP)

	Mar 31, 2011	Dec 31, 2010
	(unaudited)	(audited)
Assets
Current assets:
Accounts receivable	$89,027	$72,212
Inventory, deposits and prepaid expenses	11,652	9,761
Income and other taxes receivable	140	--
Current assets of discontinued operations	268	1,683
Deferred income taxes	113	110
	101,200	83,766

Property and equipment	140,425	138,847
Intangible assets	7,652	8,268
Goodwill	14,615	14,453
	$263,892	$245,334

Liabilities and Shareholders' Equity
Current liabilities:
Bank overdraft	$583	$3,906
Accounts payable and accrued liabilities	81,981	68,955
Income and other taxes payable	--	154
Current liabilities of discontinued operations	1,811	2,410
Current portion of long-term debt	16,390	19,545
	100,765	94,970

Long-term debt	61,553	49,838
Other	334	519
Deferred income taxes	1,375	1,160

Shareholders' equity:
Common shares	99,743	99,658
Additional paid-in capital	4,975	4,838
Accumulated deficit	(11,125)	(10,901)
Accumulated other comprehensive income	6,272	5,252
	99,865	98,847
	$263,892	$245,334

(Consolidated Statements of Income follows)

Vitran Corporation Inc.
Consolidated Statements Of Income
(Unaudited)
(in thousands of United States dollars except per share amounts, US GAAP)

	Three months ended Mar 31,

	2011	2010
Revenue	$ 185,388	$ 157,143
Operating expenses	179,524	152,667
Depreciation and amortization expense	4,357	4,766
	183,881	157,433

Income (loss) from continuing operations before undernoted	1,507	(290)

Interest expense, net	1,342	2,103

Income (loss) from continuing operations before income taxes	165	(2,393)

Income (recovery) taxes	389	(1,117)

Net loss from continuing operations	(224)	(1,276)
Discontinued operations, net of tax	--	347
Net loss	(224)	(929)

Basic and Diluted income (loss) per share
Net loss from continuing operations	$ (0.01)	$ (0.08)
Discontinued operations	$ --	$ 0.02
Net loss	$ (0.01)	$ (0.06)

Weighted average number of shares:
Basic	16,315,374	16,266,441
Diluted	16,315,374	16,352,477

(Statements of Cash Flows follows)

Vitran Corporation Inc.
Consolidated Statements Of Cash Flows
(Unaudited)
 (in thousands of United States dollars, US GAAP)

	Three months ended Dec 31,
	2011	2010
Cash provided by (used in):
Operations:
Net loss	$ (224)	$ (929)
Items not involving cash from operations:
Depreciation and amortization expense	4,357	4,766
Deferred income taxes	(5)	(498)
Share-based compensation expense	142	153
Gain on sale of property and equipment	(38)	(144)
Income from discontinued operations	--	(347)
Change in non-cash working capital components	(5,974)	(3,658)
Continuing operations	(1,742)	(657)
Discontinued operations	816	606
	(926)	(51)
Investments:
Purchase of property and equipment	(2,340)	(2,865)
Proceeds on sale of property and equipment	64	710
Acquisition of business assets	(1,737)	--
	(4,013)	(2,155)
Financing:
Revolving credit facility and bank overdraft	9,177	7,822
Repayment of long-term debt	(3,000)	(3,908)
Repayment of capital leases	(971)	(1,273)
Issue of Common Shares upon exercise of stock options	80	--
	5,286	2,641

Effect of translation adjustment on cash	(347)	(435)

Increase in cash and cash equivalents	--	--
Cash and cash equivalent position, beginning of period	--	--
Cash and cash equivalent position, end of period	$ --	$ --

Change in non-cash working capital components:
Accounts receivable	$ (16,815)	$ (11,996)
Inventory, deposits and prepaid expenses	(1,891)	(383)
Income and other taxes recoverable/payable	(294)	(1,204)
Accounts payable and accrued liabilities	13,026	9,925
	$ (5,974)	$ (3,658)

(additional financial information follows)

Supplementary Segmented Financial Information
(in thousands of United States dollars) (Unaudited)

For the quarter ended Mar 31, 2011				For the quarter ended Mar 31, 2010
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 158,989	$ 926	99.4	LTL	$ 137,018	$ (623)	100.5
SCO	$ 26,399	$ 2,090	92.1	SCO	$ 20,125	$ 1,363	93.2

LTL SEGMENT – Statistical Information

For the quarter ended Mar 31, 2011
($U.S.)	LTL Division	Q. over Q. % Change
Revenue (000's)	$ 158,989	* 13.9%
No. of Shipments	1,012,521	7.0%
Weight (000's lbs)	1,526,539	6.6%
Revenue per shipment	$ 157.02	* 6.5%
Revenue per CWT	$ 10.41	* 6.8%

* All % changes have been normalized for the impact of foreign exchange fluctuation, period over period

Non-GAAP Measures

Three months ended Mar 31,

2011
Net loss from continuing operations	$ (224)
Tax recovery from US operations	592
Adjusted net income from continuing operations	368

Weighted average shares outstanding:
Basic	16,315,374
Diluted	16,376,628

Adjusted basic and diluted income (loss) per share from continuing operations	0.02
CONTACT: Richard Gaetz, President/CEO
         Sean Washchuk, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664